Item 77 Q(1)(e)

New or Amended Investment Advisory Contracts

Investment Sub-Advisory Agreement dated January 15, 2014 among Registrant, ALPS Advisors, Inc. and CoreCommodity Management, LLC with respect to the ALPS/CoreCommodity Management CompleteCommodities Strategy Fund is filed herewith.